Exhibit 8.1

PricewaterhouseCoopers AG
Birchstrasse 160
8050 Zürich
Switzerland
Phone +41 58 792 44 00
Tyco International Ltd.	Fax +41 58 792 4410
90 Pitts Bay Road	www.pwc.ch
Second Floor
Pembroke HM 08
Bermuda

16 January 2009

Tyco International Ltd. - Change of place of incorporation

Dear Sirs,

We have acted as special Swiss tax advisor to Tyco International Ltd., a company organized under the laws of Bermuda (the “Company”) in connection with the preparation and filing of a definitive proxy statement dated January 16, 2009, prepared by Tyco International Ltd. in connection with the transaction as described therein (the “Proxy Statement”), with the Securities and Exchange Commission. The Proxy Statement relates to the change of the jurisdiction of incorporation from Bermuda to Schaffhausen, Switzerland.

We have been requested to deliver this opinion as to certain matters of Swiss tax relating to the transaction as described in the Proxy Statement.

For purposes of the opinion set forth below, we have read (i) the Proxy Statement and (ii) the ruling letters from the Swiss Federal tax authorities and (iii) the ruling letters from the Schaffhausen Cantonal tax authorities (all as obtained until December 4, 2008) and (iv) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. We have assumed without investigation or verification that all statements contained in the Proxy Statement are true, correct and complete as of the date hereof.

Based upon and subject to the foregoing, the discussion in the Proxy Statement contained under the heading “Material Tax Considerations – Swiss Tax Considerations” is on the date hereof and subject to limitations, qualifications and assumptions described in this opinion and insofar as it addresses matters of Swiss or Schaffhausen tax law or considerations, an accurate summary in all material respects of the tax matters purported to be described under the heading “Material Tax Considerations – Swiss Tax Considerations”.

Our opinion is based on the current provisions of Swiss tax law and the regulations thereunder in effect on the date hereof, all judicial decisions interpreting such provisions reported before the date

Tyco International Ltd.

16 January 2009

hereof, all proposed amendments to Swiss Federal tax law, Cantonal tax law and the regulations thereunder announced or released by the Swiss Confederation or the Canton prior to the date hereof and our understanding of the current published administrative policies and assessment practices of the Swiss Federal tax authorities and the concerned Cantonal tax authorities. It is possible that changes could be made to such legislation, regulations, proposed amendments or administrative practices and assessment policies after the date of the Proxy Statement that could affect our opinion and the accuracy of the summary of the principal material Swiss income tax, withholding tax, issuance and transfer stamp tax considerations referred to above. We do not undertake to inform you of any such changes or any changes to such legislation, regulations, proposed amendments or administrative policies or assessments or of any judicial decisions practices after the date of the Proxy Statement that may affect our opinion. Other than expressly stated herein, we express no opinion on the correctness or completeness of the Proxy Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal and Tax Matters” in the Proxy Statement/Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Yours sincerely

PricewaterhouseCoopers AG

/s/ Andreas Staubli	/s/ Georges Meyer
Andreas Staubli	Georges Meyer